EXHIBIT 3.1.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

NEXX SYSTEMS, INC.

It is hereby certified that:

1.           The name of the corporation (hereinafter called the “Corporation”) is NEXX Systems, Inc.

2.           The Corporation filed its Certificate of Incorporation effective December 31, 2002, upon the filing of a Certificate of Conversion of NEXX Systems, LLC, formed in the State of Delaware on July 10, 2001 to NEXX Systems, Inc.  Thereafter, the Certificate of Incorporation was amended on March 24, 2003, May 7, 2004, November 1, 2004, September 20, 2005, November 13, 2006, December 14, 2006, May 31, 2007, June 21, 2007, November 1, 2007, June 27, 2008 and October 26, 2009, and corrections were filed on May 25, 2004 and February 10, 2010.

3.           At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation law of the State of Delaware, setting forth amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable.  The stockholders of the Corporation duly approved said proposed amendments by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such action has been provided to those stockholders who did not consent in writing to such action.  The resolution setting forth the amendments is as follows:

RESOLVED:        That Article FOURTH of the Certificate of Incorporation of the Corporation be and hereby is amended as follows:

(a).  That the First paragraph of Article FOURTH is hereby amended to read as follows:

“ARTICLE FOURTH

The total number of shares of all classes of stock that the Corporation shall have authority to issue is Two Hundred Forty Five Million Eight Hundred Sixty One Thousand Nine Hundred and Seventy-Seven (245,861,977), consisting of

(a)	160,301,747 shares of Common Stock, Zero Dollars and One-Tenth of One Cent ($.001) Par Value per share (the ”Common Stock”); and

(b)
85,560,230 shares of Preferred Stock, Zero Dollars and One-Tenth of One Cent ($0.001) Par Value per share (the “Preferred Stock”), 1,550,000 of which shall be designated as Series A Convertible Preferred Stock, Zero Dollars and One-Tenth of One Cent ($0.001) Par Value per share (the “Series A Convertible Preferred Stock”), 7,810,072 of which shall be designated as Series B Convertible Preferred Stock, Zero Dollars and One-Tenth of One Cent ($0.001) Par Value per share (the “Series B Convertible Preferred Stock”), 8,216,011 of which shall be designated as Series C Convertible Preferred Stock, Zero Dollars and One-Tenth of One Cent ($.001) Par Value per share (the “Series C Convertible Preferred Stock”), and 67,984,147 of which shall be designated as Series D Convertible Preferred Stock, Zero Dollars and One-Tenth of One Cent ($.001) Par Value per share (the “Series D Convertible Preferred Stock).”

(b)    by striking out subpart (B) of subsection 5 (h)(ii)  of Article FOURTH and substituting the following:

“(B)            up to Twenty-Two Million One Hundred Sixty Thousand and Sixty-Three (22,160,063) shares of Common Stock issuable or issued to employees, independent contractors, consultants, officers or directors of the Corporation pursuant to the 2003 Plan or additional shares of Common Stock issuable or issued to such persons under the 2003 Plan or any other stock option plan or restricted stock plan pursuant to an increase in the reserve for the 2003 Plan above Twenty-Two Million One Hundred Sixty Thousand and Sixty-Three (22,160,063)  shares or the adoption of any such new plan approved by the Board of Directors of the Corporation, including both the Series B Director and the Series C Director;”

3.            The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by a duly authorized officer this 10th day of February, 2010.

NEXX Systems, Inc.

By:	/s/ Stanley Piekos
Stanley Piekos, Authorized Officer